UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                           POST EFFECTIVE AMENDMENT #1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                      HIGHLAND HOLDINGS INTERNATIONAL, INC.
                      -------------------------------------
             (Exact name of Registrant as specified in its charter)


           DELAWARE                                              95-3811580
-------------------------------                              ------------------
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)


                          5075 WARNER AVENUE SUITE "B"
                           HUNTINGTON BEACH, CA 92649
                           --------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

        EMPLOYEE STOCK BONUS PLAN 2000 AND EMPLOYEE STOCK BONUS PLAN 2001
        -----------------------------------------------------------------
                              (Full title of Plan)

                            JOHN DEMOLEAS, PRESIDENT
                      HIGHLAND HOLDINGS INTERNATIONAL, INC.
                               5075 WARNER AVENUE
                           HUNTINGTON BEACH, CA 92649
                           --------------------------
                     (Name and address of agent for service)

                                 (714) 377-2188
                                 --------------
          (Telephone number, including area code, of agent for service)

                                     CALCULATION OF REGISTRATION FEE


                          Proposed Maximum   Proposed Maximum
Title of Securities       Amount to be       Offering Price per   Aggregate Offering   Amount of
 to be Registered         Registered (1)     Share (2)            Price                Registration Fee
-------------------------------------------------------------------------------------------------------
Common Stock, $.001 par   200,000 shares     $ .60                 $120,000.00          $31.68
   Value Per Share
-------------------------------------------------------------------------------------------------------


(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company's common stock as reported within five business days prior to the date of this filing.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

     *

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration
Statement:

(a) The Company's Report on Form 10-SB with year end financials for the year ended December 31, 1999 (the "Annual Report") filed by the Company (SEC File No. 000-28461) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on December 10, 1999 and amended on February 8, 2000; March 4, 2000; June 30, 2000 and October 19, 2000

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

(c) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

     Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

     All documents incorporated by reference herein will be made available to all participants in the Employee Stock Bonus Plan without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

                                  John Demoleas
                      Highland Holdings International, Inc.
                          5075 Warner Avenue Suite "B"
                           Huntington Beach, CA 92649
                                 (714) 377-2118


ITEM 4. DESCRIPTION OF SECURITIES.

There are 20,000,000 authorized shares of Common Stock $.001 par value per share. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding-up of the Company and subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time, all outstanding shares of Common Stock are fully paid and nonassessable. The Company's Certificate and Articles of Incorporation, as amended, and Bylaws do not provide for preemptive rights or cumulative voting rights for stockholders. Additionally, there are no provisions in the aforementioned documents that would delay, defer or prevent a change in control of the Company.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is a Delaware corporation. Section 145 of the Delaware Corporation Law (the "DCL") provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

Article VII of the Company's Restated Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the fullest extent allowed by the DCA.

At the present time, the Company does not have any officer-director liability insurance, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a)  The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement

          a.) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          b.) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;
          c.) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (C) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Englewood Cliffs, State of New Jersey, on January 17, 2001.



HIGHLAND HOLDINGS INTERNATIONAL, INC.


By: /s/ John Demoleas
-------------------------------
John Demoleas, President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ John Demoleas                           /s/ George Nadas
-------------------------------             ------------------------------------
John Demoleas                               George Nadas
Director, President                         Director and Secretary
January 17, 2001                            January 17, 2001

                      HIGHLAND HOLDINGS INTERNATIONAL, INC.

                                  EXHIBIT INDEX
                                       TO
                     AMENDED FORM S-8 REGISTRATION STATEMENT


EXHIBIT NO.   DESCRIPTION


4.3           Employee Stock Bonus Plan 2001

4.4 Opinion of the Law Office of Ina P. Kagel, as to the validity of the securities registered hereunder.

4.5           Consent of the accounting firm Thomas Monahan



EXHIBITS PREVIOUSLY FILED

4.1           Articles of Incorporation of the Registrant, as amended.

4.2           Bylaws of the Corporation

4.3           Employee Stock Bonus Plan

4.4           Specimen Share Certificate